As filed with the U.S. Securities and Exchange Commission on July 10, 2024

Registration Statement No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DIAMEDICA THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

301 Carlson Parkway, Suite 210

Minneapolis, Minnesota 55305

(763) 496-5454

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rick Pauls

President and Chief Executive Officer

DiaMedica Therapeutics Inc.

301 Carlson Parkway, Suite 210

Minneapolis, Minnesota 55305

(763) 496-5454

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Amy E. Culbert	Keith Inman
Emily Humbert	Pushor Mitchell LLP
Fox Rothschild LLP	301 – 1665 Ellis Street
City Center	Kelowna, British Columbia
33 South Sixth Street, Suite 3600	Canada V1Y 2B3
Minneapolis, Minnesota 55402	(250) 762-2108
(612) 607-7000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register addi‐tional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities, and neither we nor the selling shareholders are soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED JULY 10, 2024

PRELIMINARY PROSPECTUS

4,720,000 COMMON SHARES

This prospectus relates to the resale, from time to time, of up to an aggregate of 4,720,000 common shares, no par value per share, of DiaMedica Therapeutics Inc. by the selling shareholders named in this prospectus, including their respective donees, pledgees, transferees, assignees or other successors-in-interest. The selling shareholders acquired these shares from us in a private placement transaction pursuant to Securities Purchase Agreements, dated as of June 25, 2024, pursuant to which we issued an aggregate of 4,720,000 common shares at a purchase price of $2.50 per share.

We are not selling any common shares under this prospectus and will not receive any proceeds from sales of the common shares offered by the selling shareholders, although we will incur expenses in connection with the offering. The registration of the resale of the common shares covered by this prospectus does not necessarily mean that any of the shares will be offered or sold by the selling shareholders. The timing and amount of any sales are within the sole discretion of the selling shareholders.

The common shares offered under this prospectus may be sold by the selling shareholders through public or private transactions, on or off The Nasdaq Capital Market, at prevailing market prices or at privately negotiated prices. For more information on the times and manner in which the selling shareholders may sell the common shares under this prospectus, please see the section entitled “Plan of Distribution,” beginning on page 29 of this prospectus.

Our common shares are listed on The Nasdaq Capital Market under the symbol “DMAC.” On July 8, 2024, the last reported sales price of our common shares as reported on The Nasdaq Capital Market was $3.09 per share.

Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus, as well as those risk factors described in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2024.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	iii
PROSPECTUS SUMMARY	1
RISK FACTORS	5
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	7
USE OF PROCEEDS	9
DESCRIPTION OF COMMON SHARES	10
CERTAIN UNITED STATES INCOME TAX CONSIDERATIONS	20
MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	26
SELLING SHAREHOLDERS	27
PLAN OF DISTRIBUTION	29
LEGAL MATTERS	30
EXPERTS	30
WHERE YOU CAN FIND MORE INFORMATION	30
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	30
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	31

We are responsible for the information contained and incorporated by reference in this prospectus we prepare or authorize. Neither we nor the selling shareholders, as defined below, have authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference into this prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all the information contained in this prospectus, including the documents incorporated by reference herein or therein, before making your investment decision.

For investors outside the United States: we have not, and the selling shareholders have not, taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offer and sale of the common shares and the distribution of this prospectus outside the United States.

ii

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission (SEC), under the United States Securities Act of 1933, as amended (Securities Act). Under this registration process, the selling shareholders named in this prospectus may offer or sell common shares in one or more offerings from time to time. Each time the selling shareholders named in this prospectus (or in any supplement to this prospectus) sell common shares under the registration statement of which this prospectus is a part, such selling shareholders must provide a copy of this prospectus and any applicable prospectus supplement, to a potential purchaser, as required by law.

In certain circumstances we may provide a prospectus supplement that may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under “Where You Can Find More Information” beginning on page 30 of this prospectus and “Incorporation of Certain Information by Reference” beginning on page 30 of this prospectus.

Neither we, nor the selling shareholders, have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any of the selling shareholders will make an offer to sell our common shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated, information contained in or incorporated by reference into this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, see “Risk Factors” beginning on page 5 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements” beginning on page 7 of this prospectus.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “DiaMedica,” “DMAC,” “the Company,” “we,” “us,” and “our” or similar references mean DiaMedica Therapeutics Inc. and its subsidiaries. References in this prospectus to “voting common shares” or “common shares” refer to our common shares, no par value per share. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

All references in this prospectus to “$,” “U.S. Dollars” and “dollars” are to United States dollars.

We own various unregistered trademarks and service marks, including our corporate logo. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that the owner of such trademarks and trade names will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

iii

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common shares. For a more complete understanding of the Company and this offering, we encourage you to read and consider the more detailed information included or incorporated by reference in this prospectus, including risk factors, see “Risk Factors” beginning on page 5 of this prospectus, and our most recent consolidated financial statements and related notes.

About DiaMedica Therapeutics Inc.

We are a clinical stage biopharmaceutical company committed to improving the lives of people suffering from severe ischemic disease with a focus on acute ischemic stroke (AIS) and preeclampsia (PE). Our lead candidate DM199 (rinvecalinase alfa; rhKLK1) is the first pharmaceutically active recombinant (synthetic) form of the human tissue kallikrein-1 (KLK1) protein to be clinically studied in patients. KLK1 is an established therapeutic modality in Asia, with human urinary KLK1, for the treatment of acute ischemic stroke (AIS) and porcine KLK1 for the treatment of cardio renal disease, including hypertension. We have also produced a potential novel treatment for severe acute pancreatitis, DM300, which is currently in the early preclinical stage of development. Our long-term goal is to use our patented and in-licensed technologies to establish our Company as a leader in the development and commercialization of therapeutic treatments from novel recombinant proteins. Our current focus is on the treatment of AIS and PE. We plan to advance DM199 through required clinical trials to create shareholder value by establishing its clinical and commercial potential as a therapy for AIS and PE.

KLK1 is a serine protease enzyme that plays an important role in the regulation of diverse physiological processes via a molecular mechanism that increases production of nitric oxide, prostacyclin and endothelium-derived hyperpolarizing factor. In the case of AIS, DM199 is intended to enhance blood flow and boost neuronal survival in the ischemic penumbra by dilating arterioles surrounding the site of the vascular occlusion and inhibition of apoptosis (neuronal cell death) while also facilitating neuronal remodeling through the promotion of angiogenesis. In preeclampsia, DM199 is intended to lower blood pressure, enhance endothelial health and improve perfusion to maternal organs and the placenta.

Our product development pipeline is as follows:

AIS Phase 2/3 ReMEDy2 Trial

We are currently conducting our ReMEDy2 clinical trial of DM199 for the treatment of AIS. Our ReMEDy2 clinical trial is a Phase 2/3, adaptive design, randomized, double-blind, placebo-controlled trial intended to enroll approximately 350 patients at up to 100 sites globally. Patients enrolled in the trial will be treated with either DM199 or placebo within 24 hours of the onset of AIS symptoms. The trial excludes patients treated with tissue plasminogen activator (tPA), a thrombolytic agent intended to dissolve blood clots, and those with large vessel occlusions. The study population is representative of the approximately 80% of AIS patients who do not have treatment options today, primarily due to the limitations on treatment with tPA and/or mechanical thrombectomy. The primary endpoint of the ReMEDy2 trial is physical recovery from stroke as measured by the well-established modified Rankin Scale (mRS) at day 90, specifically recovering to an mRS score of 0-1 (mRS range of 0-6). We believe that our ReMEDy2 trial has the potential to serve as a pivotal registration study of DM199 in this patient population.

Prior to the clinical hold of our ReMEDy2 trial, announced in July 2022 and lifted in June 2023, we had experienced and are now continuing to experience slower than expected site activations and enrollment in our ReMEDy2 trial. We believe these conditions may be due to hospital and medical facility staffing shortages; concerns regarding the prior clinically significant hypotension events and circumstances surrounding the previous clinical hold; concerns managing protocol compliance, including managing logistics and protocol compliance for participants discharged from the hospital to another hospital or an intermediate care facility; our revised inclusion/exclusion criteria in the study protocol; and competition for research staff and trial subjects due to other pending stroke and neurological trials. In an effort to mitigate the impact of these factors, we made the decision to globally expand the trial and we are in the process of preparing regulatory submissions and identifying and engaging study sites in Canada, Australia, the United Kingdom and Europe. We are working closely with our contract research organization to develop procedures to support both U.S. and global study sites and potential participants as needed. We intend to continue to monitor the results of these efforts and, if necessary, implement additional actions to mitigate the impact of these factors on our ReMEDy2 trial; however, no assurances can be provided as to if and when these issues will resolve. The failure to resolve these issues will result in delays in our ReMEDy2 trial.

Preeclampsia Program

On June 26, 2024, we announced our plans to expand our DM199 clinical development program into PE. PE is a serious pregnancy disorder that typically develops after the 20th week of gestation, characterized by high blood pressure and damage to organ systems, often the kidneys and liver. Affecting up to 8% of pregnancies worldwide, preeclampsia can pose significant risks to both the mother and baby, including risk of stroke, placental abruption, progression to eclampsia, premature delivery, and death. Symptoms may include severe headaches, vision changes, upper abdominal pain and swelling in the hands and face. Delivery of the baby, often very prematurely, is the only available option for stopping the progression of preeclampsia. Women who have had preeclampsia have three to four times the risk of high blood pressure and double the risk for heart disease and stroke.

DM199 has the potential to lower blood pressure, enhance endothelial health, and improve perfusion to maternal organs and the placenta. We have also completed studies on fertility, embryofetal development and pre- and post-natal development in animal models, which support the potential safety in pregnant humans. Additionally, we recently completed a placental transfer study in pregnant rats in which DM199 did not cross the placental barrier. Specifically, DM199 was detectable in the maternal blood, but undetectable in the fetal blood.

Up to 90 women with PE, and potentially 30 subjects with fetal growth restriction, will be evaluated with the first subject anticipated to be enrolled in our Phase 2 investigator-sponsored trial in the fourth quarter of 2024, pending regulatory approval. Part 1A topline study results will demonstrate whether DM199 is safe, lowers blood pressure, and dilates intrauterine arteries to increase placental blood flow. This Phase 2 open-label, single center, single-arm, safety and pharmacodynamic, proof-of-concept, investigator-sponsored study of DM199 in treating PE will be conducted at the Tygerberg Hospital, Cape Town, South Africa.

Risks Affecting Us

Please carefully consider the section titled “Risk Factors” beginning on page 5 of this prospectus, as well as risk factors referenced in the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2023 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, for a discussion of the factors you should carefully consider before deciding to purchase securities that may be offered by this prospectus.

Additional risks and uncertainties not presently known to us may also impair our business operations. You should be able to bear a complete loss of your investment.

Company Information

Our principal executive offices are located at 301 Carlson Parkway, Suite 210, Minneapolis, Minnesota 55305. Our telephone number is (763) 496-5454, and our Internet website address is www.diamedica.com. We make available on our website free of charge a link to our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as practicable after we electronically file such material with the SEC. Except for the documents specifically incorporated by reference into this prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

We are a corporation governed under British Columbia’s Business Corporations Act (BCBCA). Our company was initially incorporated under the name Diabex Inc. pursuant to The Corporations Act (Manitoba) by articles of incorporation dated January 21, 2000. Our articles were amended (i) on February 26, 2001 to change our corporate name to DiaMedica Inc., (ii) on April 11, 2016 to continue the Company from The Corporations Act (Manitoba) to the Canada Business Corporations Act (CBCA), (iii) on December 28, 2016 to change our corporate name to DiaMedica Therapeutics Inc., (iv) on September 24, 2018 to permit us to hold shareholder meetings in the U.S. and to permit our directors, between annual general meetings of our shareholders, to appoint one or more additional directors to serve until the next annual general meeting of shareholders; provided, however, that the number of additional directors shall not at any time exceed one-third of the number of directors who held office at the expiration of the last meeting of shareholders, (v) on November 15, 2018 to effect a 1-for-20 consolidation of our common shares, and (vi) on May 31, 2019, to continue our existence from a corporation incorporated under the CBCA into British Columbia under the BCBCA. Our articles were subsequently amended and restated on May 17, 2023 to enhance procedural mechanics and disclosure requirements relating to director nominations made by our shareholders and to provide that only our Board of Directors may fix the number of directors of our Company.

Our Recent Private Placement

Securities Purchase Agreements

On June 25, 2024, we entered into Securities Purchase Agreements (Securities Purchase Agreements), pursuant to which we agreed to issue to the purchasers named therein (Purchasers or sometimes selling shareholders) an aggregate of 4,720,000 of our common shares at a purchase price of $2.50 per share. The closing of the private placement (Private Placement) occurred on June 28, 2024.

We received gross proceeds of approximately $11.8 million, before deducting fees and other estimated offering expenses incurred in connection with the Private Placement. We intend to use the net proceeds from the Private Placement to continue our clinical and product development activities for DM199, including our Phase 2/3 ReMEDy2 trial for the treatment of AIS and our clinical expansion into PE, and for other working capital and general corporate purposes.

Registration Rights Agreement

Under the terms of the Securities Purchase Agreements, we entered into a registration rights agreement (Registration Rights Agreement) with the Purchasers pursuant to which we agreed to prepare and file a registration statement (Resale Registration Statement) with the SEC within 10 business days of the closing date for purposes of registering the resale of the common shares sold in the Private Placement. The registration statement of which this prospectus is a part has been filed to satisfy this obligation. Under the terms of the Registration Rights Agreement, we agreed to use our reasonable best efforts to cause the Resale Registration Statement to be declared effective by the SEC within 30 calendar days of the closing of the Private Placement (75 calendar days in the event the Resale Registration Statement is reviewed by the SEC). If we fail to meet the specified filing deadlines or keep the Resale Registration Statement effective, subject to certain permitted exceptions, we will be required to pay liquidated damages to the selling shareholders. We also agreed, among other things, to indemnify the selling holder under the Resale Registration Statement from certain liabilities and to pay all fees and expenses incident to our performance of or compliance with the Registration Rights Agreement.

The Offering

Common shares to be offered by the selling shareholders:	Up to 4,720,000 shares

Common shares to be outstanding after the offering:	42,742,332 shares

Use of proceeds:	We will not receive any proceeds from the sale of shares in this offering. See “Use of Proceeds” beginning on page 9 of this prospectus.

Risk factors:

You should read the “Risk Factors” beginning on page 5 of this prospectus and the “Risk Factors” sections of the documents incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our common shares.

Stock exchange listing:	Our common shares are listed on The Nasdaq Capital Market under the symbol “DMAC.”

RISK FACTORS

An investment in our common shares involves a high degree of risk. Before making an investment decision, you should carefully consider the following risks and the risks described in the “Risk Factors” section of our most recent Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 19, 2024 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed with the SEC on May 8, 2024, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC. The occurrence of any of the events described below could have a material adverse effect on our business, financial condition, results of operations, cash flows, prospects or the value of our common shares. These risks are not the only ones that we face. Additional risks not currently known to us or that we currently deem immaterial also may impair our business.

Risks Related to this Offering and Our Common Shares

Sales of shares in connection with this offering may cause the market price of our common shares to decline.

In connection with the Private Placement, we entered into the Securities Purchase Agreements and Registration Rights Agreement, pursuant to which we agreed to register for resale with the SEC the common shares issued to the purchasers in the Private Placement. The registration statement, of which this prospectus is a part, has been filed to satisfy this obligation. Upon the effectiveness of the registration statement, the shares we issued in the Private Placement may be freely sold in the open market. The sale of a significant number of these shares in the open market, or the perception that these sales may occur, could cause the market price of our common shares to decline or become highly volatile.

Our common share price has been volatile and may continue to be volatile.

Our common shares trade on The Nasdaq Capital Market under the trading symbol “DMAC.” During 2023, the sale price of our common shares ranged from $1.27 to $4.75 per share. A number of factors could influence the volatility in the trading price of our common shares, including changes in the economy or in the financial markets, industry related developments, such as a general decline in the biotech sector, and the impact of material events and changes in our operations, such as our clinical results including the prior clinical hold on the investigational new drug application for our ReMEDy2 trial, operating results and financial condition. Each of these factors could lead to increased volatility in the market price of our common shares. In addition, the market prices of the securities of our competitors may also lead to fluctuations in the trading price of our common shares.

We do not have a history of a very active trading market for our common shares.

During 2023, the daily trading volume of our common shares ranged from 4,700 shares to 905,600 shares. Although we anticipate a more active trading market for our common shares in the future, we can give no assurance that a more active trading market will develop or be sustained. If we do not have an active trading market for our common shares, it may be difficult for you to sell our common shares at a favorable price or at all.

We may issue additional common shares resulting in share ownership dilution.

Future dilution will likely occur due to anticipated future equity issuances by us. To the extent we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of our shareholders will be diluted. In addition, as of December 31, 2023, we had outstanding options to purchase 3,423,103 common shares, deferred stock units representing 196,572 common shares and 927,215 common shares reserved for future issuance in connection with future grants under the DiaMedica Therapeutics Inc. Amended and Restated 2019 Omnibus Incentive Plan and the DiaMedica Therapeutics Inc. 2021 Employment Inducement Incentive Plan and options to purchase 447,910 common shares and deferred stock units representing 17,333 common shares under our prior equity compensation plan. If these or any future outstanding options or deferred stock units are exercised or otherwise converted into our common shares, our shareholders will experience additional dilution.

If there are substantial sales of our common shares or the perception that such sales may occur, the market price of our common shares could decline.

Sales of substantial numbers of our common shares, or the perception that such sales may occur, could cause a decline in the market price of our common shares. Any sales by existing shareholders or holders who exercise their warrants or stock options may have an adverse effect on our ability to raise capital and may adversely affect the market price of our common shares.

We are a “smaller reporting company,” and because we have opted to use the reduced disclosure requirements available to us, certain investors may find investing in our common shares less attractive.

We are currently a “smaller reporting company” under the federal securities laws and, as such, are subject to scaled disclosure requirements afforded to such companies. For example, as a smaller reporting company, we are subject to reduced executive compensation disclosure requirements. Our shareholders and investors may find our common shares less attractive as a result of our status as a “smaller reporting company” and our reliance on the reduced disclosure requirements afforded to these companies. If some of our shareholders or investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and the market price of our common shares may be more volatile.

If securities or industry analysts do not continue to publish research or reports about our business, or publish negative reports about our business, the market price of our common shares and trading volume could decline.

The market price and trading volume for our common shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. There can be no assurance that analysts will continue to cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our common shares or negatively change their opinion of our common shares, the market price of our common shares would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the market price of our common shares or trading volume to decline.

We could be subject to securities class action litigation, which is expensive and could divert management attention.

In the past, securities class action litigation has often been brought against a company following a significant decline or increase in the market price of its securities or certain significant business transactions. We may become involved in this type of litigation in the future, especially if our clinical trial results are not successful or we enter into an agreement for a significant business transaction. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and our resources, which could harm our business. This is particularly true in light of our limited securities litigation insurance coverage.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in or incorporated by reference into this prospectus that are not descriptions of historical facts are forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and share price. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” “will,” “would,” the negative of these terms or other comparable terminology, and the use of future dates.

The forward-looking statements in or incorporated by reference into this prospectus may include, among other things, statements about:

●	our expansion into PE and the ability of our physician collaborators to successfully conduct a planned Phase 2, proof-of-concept clinical trial of DM199 as a treatment for PE;
●	our plans to develop, obtain regulatory approval for and commercialize our DM199 product candidate for the treatment of AIS and PE;
●

our ability to conduct successful clinical testing of our DM199 product candidate for AIS or PE and meet certain anticipated or target dates with respect to our clinical studies, including in particular our Phase 2/3 ReMEDy2 clinical trial of DM199 for the treatment of AIS;

●

our ability to meet anticipated site activations, enrollment and interim analysis timing with respect to our ReMEDy2 trial, especially in the light of slower than expected site activations and enrollment which we believe are due, in part, to hospital and medical facility staffing shortages; concerns regarding the prior clinically significant hypotension events and circumstances surrounding the clinical hold which was lifted in June 2023; concerns managing protocol compliance, including managing logistics and protocol compliance for participants discharged from the hospital to another hospital or an intermediate care facility; our revised inclusion/exclusion criteria in the study protocol; and competition for research staff and trial subjects due to other pending stroke and neurological trials;

●

uncertainties relating to regulatory applications and related filing and approval timelines and the possibility of additional future adverse events associated with or unfavorable results from our ReMEDy2 trial or planned PE trial;

●

the adaptive design of our ReMEDy2 trial, which is intended to enroll approximately 350 participants at up to 100 sites globally, and the possibility that these numbers and other aspects of the study could increase depending upon certain factors, including additional input from the United States Food and Drug Administration (FDA) and results of the interim analysis as determined by the independent data safety monitoring board;

●	our expectations regarding the perceived benefits of our DM199 product candidate over existing treatment options for AIS and PE;
●

the potential size of the markets for our DM199 product candidate for AIS and PE and our ability to serve those markets and the rate and degree of market acceptance of, and our ability to obtain coverage and adequate reimbursement for, our DM199 product candidate for AIS and PE both in the United States and internationally;

●

our ability to partner with and generate revenue from biopharmaceutical or pharmaceutical partners to develop, obtain regulatory approval for and commercialize our DM199 product candidate for AIS and PE;

●	the success, cost and timing of our ReMEDy2 trial, as well as our reliance on third parties in connection with our ReMEDy2 trial and any other clinical trials we conduct;
●	our commercialization, marketing and manufacturing capabilities and strategy;
●	expectations regarding federal, state and foreign regulatory requirements and developments, such as potential FDA regulation of our DM199 product candidate for AIS and PE;
●	our estimates regarding expenses, market opportunity for our product candidates, future revenue, capital requirements, how long our current cash resources will last and need for additional financing;
●	our expectations regarding our ability to obtain and maintain intellectual property protection for our DM199 product candidate;
●	expectations regarding competition and our ability to obtain data exclusivity for our DM199 product candidate for AIS and PE;
●

our ability to obtain additional funding for our operations, including funding necessary to complete planned clinical trials and obtain regulatory approvals for our DM199 product candidate for AIS and PE; and

●	our anticipated use of proceeds from our recent Private Placement.

These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. In evaluating such forward-looking statements, you should specifically consider various factors that may cause actual results to differ materially from current expectations, including the risks and uncertainties outlined under the heading “Risk Factors” contained in this prospectus, and in any other documents incorporated herein (including in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act)).

The following are some of the factors that could cause actual results to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements. These include uncertainties with respect to: the possibility of unfavorable results from our ongoing or future clinical trials of DM199; the risk that existing preclinical and clinical data may not be predictive of the results of ongoing or later clinical trials; our plans to develop, obtain regulatory approval for and commercialize our DM199 product candidate for the treatment of AIS and PE and our expectations regarding the benefits of DM199; our ability to conduct successful clinical testing of DM199 and within our anticipated parameters, enrollment numbers, costs and timeframes; the adaptive design of the ReMEDy2 trial and the possibility that the targeted enrollment and other aspects of the trial could change depending upon a number of factors; the perceived benefits of DM199 over existing treatment options; the potential direct or indirect impact of COVID-19, hospital and medical facility staffing shortages, and worldwide global supply chain shortages on our business and clinical trials, including our ability to meet our site activation and enrollment goals; our reliance on collaboration with third parties to conduct clinical trials; our ability to continue to obtain funding for our operations, including funding necessary to complete planned clinical trials and obtain regulatory approvals for DM199 for AIS and PE, and the risks identified under the heading “Risk Factors” contained in this prospectus, and in any other documents incorporated herein (including in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act).

Any forward-looking statement in this prospectus and the documents incorporated by reference herein and therein, reflects our view, as at the respective dates of such documents, with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This prospectus and the documents incorporated by reference herein and therein contain estimates, projections and other information concerning our industry, our business and the markets for certain therapeutics, including data regarding the estimated size of those markets, their projected growth rates and the incidence of certain medical conditions. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained these industry, business, market and other data from reports, research surveys, studies and similar data prepared by third parties, industry, medical and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which these data are derived.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit holders of our common shares described in the section entitled “Selling Shareholders,” beginning on page 27 of this prospectus, to resell such shares. We are not selling any securities under this prospectus and will not receive any proceeds from the sale of shares by the selling shareholders.

We will bear all expenses incurred in connection with the performance of our obligations under the Registration Rights Agreement.

DESCRIPTION OF COMMON SHARES

General

The following is a summary of the material terms of our common shares, as well as other material terms of our Notice of Articles and Amended and Restated Articles (Articles), and certain provisions of the BCBCA. References in this prospectus to “voting common shares” or “common shares” mean our voting common shares, no par value. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Notice of Articles and Articles, which are included as exhibits to the registration statement of which this prospectus forms a part. For more information on how you can obtain our Notice of Articles and Articles, see “Where You Can Find More Information” beginning on page 30.

Authorized Share Capital

Pursuant to our Notice of Articles, we have an authorized share capital consisting of an unlimited number of common shares.

Outstanding Common Shares

As of July 8, 2024, there were 42,742,332 common shares issued and outstanding. As of July 8, 2024, the following additional common shares were reserved for issuance:

●

3,777,528 common shares were reserved for issuance upon exercise of outstanding stock options under the DiaMedica Therapeutics Inc. Amended and Restated 2019 Omnibus Incentive Plan, with a weighted average exercise price of $3.84 per share;

●	267,553 common shares were reserved for issuance upon the settlement of deferred stock units outstanding under the DiaMedica Therapeutics Inc. Amended and Restated 2019 Omnibus Incentive Plan;

●

11,828 common shares were reserved for issuance upon the vesting and settlement of restricted stock units outstanding under the DiaMedica Therapeutics Inc. Amended and Restated 2019 Omnibus Incentive Plan;

●	2,870,399 common shares were reserved for future issuance in connection with future grants under the DiaMedica Therapeutics Inc. Amended and Restated 2019 Omnibus Incentive Plan;

●

750,000 common shares were reserved for issuance upon exercise of outstanding stock options under the DiaMedica Therapeutics Inc. 2021 Employment Inducement Incentive Plan, with a weighted average exercise price of $2.82 per share;

●	197,500 common shares were reserved for future issuance in connection with future grants under the DiaMedica Therapeutics Inc. 2021 Employment Inducement Incentive Plan;

●

422,910 common shares were reserved for issuance upon exercise of outstanding stock options under the DiaMedica Therapeutics Inc. Stock Option Plan, with a weighted average exercise price of $4.79 per share; and

●	17,333 common shares were reserved for issuance upon the settlement of deferred stock units outstanding under the DiaMedica Therapeutics Inc. Deferred Share Unit Plan.

Voting Rights

Each shareholder entitled to vote on a matter has one vote per common share entitled to be voted on the matter and held by that shareholder. Shareholders may exercise their vote either in person or by proxy. Subject to applicable law, holders of our common shares are entitled to vote on all matters on which shareholders generally are entitled to vote. Our common shares do not have cumulative voting rights.

Under our Articles, the presence at a meeting of shareholders, in person or represented by proxy, of any number of shareholders holding not less than 33 1/3% of the issued common shares shall constitute a quorum for the purpose of transacting business at the meeting of shareholders. The affirmative vote of a simple majority of the votes cast is required to pass an ordinary resolution at a meeting of shareholders. The affirmative vote of two-thirds of the votes cast is required to pass a special resolution at a meeting of shareholders.

Dividend Rights

Subject to applicable law and the rights, if any, of shareholders holding shares with special rights as to dividends, holders of our common shares are entitled to receive, pro rata, non-cumulative dividends, as may be declared by our Board of Directors. Pursuant to the provisions of the BCBCA, we may not declare or pay a dividend if there are reasonable grounds for believing that we are, or after the payment would be, unable to pay our liabilities as they become due in the ordinary course of business. We may pay a dividend wholly or partly by the distribution of specific assets, including money or property, or by issuing fully paid shares, or in any one or more of those ways. As of July 8, 2024, there are no outstanding shares with special dividend rights.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding-up of the Company or any other distribution of our assets among our shareholders for the purpose of winding-up our affairs, holders of common shares are entitled to share pro rata in our assets available for distribution after we pay our creditors.

Other Rights and Preferences

Existing holders of our common shares have no rights of preemption or first refusal under our Articles or the BCBCA with respect to future issuances of our common shares. The common shares do not have conversion rights or other subscription rights, are not subject to redemption and do not have the benefit of any sinking fund provisions. Subject to the rules and policies of The Nasdaq Stock Market and applicable corporate and securities laws, our Board of Directors has the authority to issue additional common shares. Our Notice of Articles and Articles do not restrict the ability of a holder of our common shares to transfer his, her or its common shares. All currently outstanding common shares are fully paid and non-assessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Computershare Investor Services.

Exchange Listing

Our common shares are listed and trade in the United States on The Nasdaq Capital Market under the trading symbol “DMAC.”

Anti-Takeover Effects of Certain Provisions of our Notice of Articles and Articles and the BCBCA

Our Notice of Articles and Articles and the BCBCA contain provisions that may have the anti-takeover effect of delaying, deferring or preventing a change in control of DiaMedica.

Anti-Takeover Provisions in our Notice of Articles and Articles

Our Notice of Articles and Articles contain the following anti-takeover provisions that may have the anti-takeover effect of delaying, deferring or preventing a change in control of DiaMedica:

●

Subject to the BCBCA, the rules of any stock exchange on which our common shares may be listed, and the rights, if any, of the holders of our issued common shares, we have an unlimited number of common shares available for future issuance without shareholder approval. The existence of unissued and unreserved common shares may enable the Board to issue common shares to persons friendly to current management, thereby protecting the continuity of our management.

●

Subject to the BCBCA, unless an alteration of our Notice of Articles would be required, our directors can authorize the alteration of our Articles to, among other things, create additional classes or series of shares or, if none of the shares of a class or series are allotted or issued, eliminate that class or series of shares.

●

Subject to the BCBCA, our shareholders can authorize the alteration of our Articles and Notice of Articles to create or vary the rights or restrictions attached to any class of our shares by passing an ordinary resolution at a duly convened meeting of shareholders.

●

Only the chairman of the Board of Directors, the chief executive officer, or president in the absence of a chief executive officer, or a majority of the directors, by resolution, may, at any time, call a meeting of the shareholders. Subject to the BCBCA, shareholders holding no less than 5% of our issued common shares that carry the right to vote may request a meeting of the shareholders.

●

The affirmative vote of at least two-thirds (2/3) of the votes cast is required to pass a special resolution at a meeting of shareholders, which includes any business brought before a special meeting of shareholders and certain business brought before an annual general meeting of shareholders.

●	Subject to compliance with our Articles and applicable laws, our Board of Directors has authority to set the number of directors.

●

Our Board of Directors may fill vacancies on the Board of Directors. Our directors may also, between annual general meetings of our shareholders, appoint one or more additional directors to serve until the next annual general meeting of shareholders; provided, however, that the number of additional directors shall not at any time exceed one-third (1/3) of the number of directors who held office at the expiration of the last meeting of shareholders.

●

Directors may be removed by a special resolution of shareholders if approved by holders of at least two-thirds (2/3) our outstanding common shares represented in person or by proxy at a duly convened meeting of our shareholders.

●

Shareholders must follow advance notice procedures to submit nominations of candidates for election to the Board at an annual general or special meeting of our shareholders, including director election contests subject to the United States Securities and Exchange Commission’s universal proxy rules, and must follow advance notice procedures to submit other proposals for business to be brought before an annual meeting of our shareholders.

●

We will indemnify our directors, former directors, their heirs and legal personal representatives and other individuals as we may determine against all eligible penalties to which such person is or may be liable to the fullest extent permitted by British Columbia law. We will pay all expenses actually and reasonably incurred by such person, either as such expenses are incurred in advance of the final disposition of an eligible proceeding or after the final disposition of an eligible proceeding.

Anti-takeover Laws of Canada and the BCBCA

We are a corporation organized under the laws of British Columbia. As such, we are subject to the corporate and securities laws of the province of British Columbia as well as certain federal laws of Canada applicable therein. The following laws of Canada and provisions of the BCBCA may have the anti-takeover effect of delaying, deferring or preventing a change in control of DiaMedica.

In Canada, takeover bids are governed by provincial corporate and securities laws and the rules of applicable stock exchanges. The following description of the rules relating to acquisitions of securities and takeover bids to which Canadian corporate and securities laws apply does not purport to be complete and is subject, and qualified in its entirety by reference, to applicable corporate and securities laws, which may vary from province to province.

A party (acquiror) who acquires beneficial ownership of, or control or direction over, more than 10% of the voting or equity securities of any class of a reporting issuer (or securities convertible into voting or equity securities of any class of a reporting issuer) will generally be required to file with applicable provincial regulatory authorities both a news release and a report containing the information prescribed by applicable securities laws. Subject to the below, the acquiror (including any party acting jointly or in concert with the acquiror) will be prohibited from purchasing any additional securities of the class of the target company previously acquired for a period commencing on the occurrence of an event triggering the aforementioned filing requirement and ending on the expiry of one business day following the filing of the report. This filing process and the associated restriction on further purchases also apply in respect of subsequent acquisitions of 2% or more of the outstanding securities of the same class (or securities convertible into voting or equity securities of any class of a reporting issuer). The restriction on further purchases does not apply to an acquiror that beneficially owns, or controls or directs, 20% or more of the outstanding securities of that class.

In addition to the foregoing, certain other Canadian legislation may limit a Canadian or non-Canadian entity’s ability to acquire control over or a significant interest in us, including the Competition Act (Canada) and the Investment Canada Act (Canada). Issuers may also approve and adopt shareholder rights plans or other defensive tactics designed to be triggered upon the commencement of an unsolicited bid and make the company a less desirable takeover target.

Pursuant to the BCBCA, we may not effect any of the following fundamental changes without the affirmative vote of the holders of at least two-thirds (2/3) of our outstanding common shares represented in person or by proxy at a duly convened meeting of our shareholders:

●	Any proposed amalgamation involving DiaMedica in respect of which the BCBCA requires that the approval of our shareholders be obtained;

●

Any proposed plan of arrangement pursuant to the BCBCA involving DiaMedica in respect of which the BCBCA or any order issued by an applicable court requires that the approval of our shareholders be obtained;

●	Any proposed sale, lease or exchange of all or substantially all of our undertaking; and

●	Any voluntary liquidation of our company.

Other Canadian Laws Affecting U.S. Shareholders

There are no governmental laws, decrees or regulations in Canada relating to restrictions on the export or import of capital, or affecting the remittance of interest, dividends or other payments by us to our shareholders who are non-residents of Canada, other than Canadian withholding tax as discussed below.

Dividends paid or credited (or deemed to be paid or credited) by the Company to residents of the United States of America within the meaning of the Canada-United States Tax Convention (1980), as amended (US Treaty) are generally subject to a 15% withholding tax on the amount of the dividends.

There are no limitations specific to the rights of non-residents of Canada to hold or vote our common shares under the BCBCA, or in our Notice of Articles or Articles, other than those imposed by the Investment Canada Act (Canada) as discussed below.

Non-Canadian investors who acquire a controlling interest in us may be subject to the Investment Canada Act (Canada), which governs the basis on which non-Canadians may invest in Canadian businesses. Under the Investment Canada Act (Canada), the acquisition of a majority of the voting interests of an entity (or of a majority of the undivided ownership interests in the voting common shares of an entity that is a corporation) is deemed to be an acquisition of control of that entity. The acquisition of less than a majority but one-third or more of the voting common shares of a corporation (or of an equivalent undivided ownership interest in the voting common shares of the corporation) is presumed to be acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of the voting common shares. The acquisition of less than one-third of the voting common shares of a corporation (or of an equivalent undivided ownership interest in the voting common shares of the corporation) is deemed not to be acquisition of control of that corporation.

Differences in Corporate Law

We are governed by the BCBCA, which is generally similar to laws applicable to United States corporations. Significant differences between the BCBCA and the Delaware General Corporate Law (DGCL), which governs companies incorporated in the State of Delaware, include the following:

Capital Structure
Delaware	British Columbia

Under the DGCL, the certificate of incorporation must set forth the total number of shares of stock which the corporation shall have authority to issue and the par value of each of such shares, or a statement that the shares are to be without par value.

Under the BCBCA, the notice of articles of a corporation must describe the authorized share structure of the corporation.

Dividends
Delaware	British Columbia

The DGCL generally provides that, subject to certain restrictions, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either out of the corporation’s surplus or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Further, the holders of preferred or special stock of any class or series may be entitled to receive dividends at such rates, on such conditions and at such times as stated in the certificate of incorporation.

Under the BCBCA, dividends may be declared on the common shares at the discretion of the board of directors. Any dividends declared shall be subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

Our directors may declare dividends unless there are reasonable grounds for believing that the corporation is insolvent or the payment of such dividends would render the company insolvent.

Number and Election of Directors
Delaware	British Columbia

Under the DGCL, the board of directors must consist of at least one person, and the number of directors is generally fixed by, or in the manner provided in, the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate.

The Board may be divided into three classes of directors, with one-third of each class subject to election by the stockholder each year after such classification becomes effective.

Pursuant to the BCBCA, a public company must have at least three directors.

In accordance with our Articles, all directors cease to hold office immediately before the election or appointment of directors at every annual general meeting of shareholders, but are eligible for re-election or re-appointment.

Removal of Directors
Delaware	British Columbia

Under the DGCL, any or all directors may be removed with or without cause by the holders of a majority of shares entitled to vote at an election of directors unless the certificate of incorporation otherwise provides or in certain other circumstances if the corporation has cumulative voting.

As permitted under the BCBCA, our Articles provide that a director may be removed before the expiration of their term by a special resolution of shareholders. Our Articles also provide that the directors may remove any director before the expiration of their term if the director is charged with an indictable offence or if the director ceases to be qualified to act as a director and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

Vacancies on the Board of Directors
Delaware	British Columbia

Under the DGCL, vacancies and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Under the BCBCA, casual vacancies on the board may be filled by the remaining directors. If a vacancy on the board occurs as a result of the removal of a director, the vacancy may be filled by the shareholders at the shareholders meeting, if any, at which the director is removed, or if not filled in that manner, by the shareholders or the remaining directors.

Qualifications of Directors
Delaware	British Columbia

Under the DGCL, directors are required to be natural persons, but are not required to be residents of Delaware. The certificate of incorporation or bylaws may prescribe other qualifications for directors.

Under the BCBCA, directors are not required to be residents of British Columbia. The articles of a corporation may prescribe other qualifications for directors.

Board of Director Quorum and Vote Requirements
Delaware	British Columbia

Under the DGCL, a majority of the total number of directors shall constitute a quorum for the transaction of business unless the certificate or bylaws require a greater number. The bylaws may lower the number required for a quorum to one-third the number of directors, but no less. Under the DGCL, the board of directors may take action by the majority vote of the directors present at a meeting at which a quorum is present unless the certificate of incorporation or bylaws require a greater vote.

Under the BCBCA, a majority of the number of directors or minimum number of directors required by the articles constitutes a quorum at any meeting.

Transactions with Directors and Officers
Delaware	British Columbia

The DGCL generally provides that no transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if: (i) the material facts as to the director’s or officer’s interest and as to the transaction are known to the board of directors or the committee, and the board or committee in good faith authorizes the transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to the director’s or officer’s interest and as to the transaction are disclosed or are known to the stockholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the stockholders; or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

Under the BCBCA, a director or senior officer who holds a disclosable interest in a material contract or transaction into which a corporation has entered or proposes to enter may generally not vote on any directors’ resolution to approve the contract or transaction. A director or senior officer has a disclosable interest in a material contract or transaction if (a) the contract or transaction is material to the corporation, (b) the corporation has entered, or proposes to enter, into the contract or transaction, and (c) either of the following applies to the director or senior officer: (i) the director or senior officer has a material interest in the contract or transaction, or (ii) the director or senior officer is a director or senior officer of, or has a material interest in, a person who has a material interest in the contract or transaction.

Under the BCBCA, directors or senior officers do not have a disclosable interest in a contract or transaction merely because the contract or transaction relates to the remuneration of the director or senior officer in that person’s capacity as director, officer, employee or agent of the corporation or of an affiliate of the corporation.

Limitation on Liability of Directors
Delaware	British Columbia

The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for a breach of the director’s fiduciary duty as a director, except:

●     for breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders;

●     for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

●     in the case of directors, under Section 174 of the DGCL, which concerns unlawful payment of dividends, stock purchases or redemptions;

No provision in a contract or the articles relieves a director or officer from the duty to act in accordance with the BCBCA and the regulations, or relieves them from liability for a breach thereof.

● for any transaction from which the director or officer derived an improper personal benefit; or ● in the case of officers, in any action by or in the right of the corporation.

Indemnification of Directors and Officers

Delaware

Under the DGCL, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

●     acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation;

●     in some circumstances, acted at least not opposed to its best interests; and

●     in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL permits indemnification for derivative suits against expenses (including legal fees) if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and only if the person is not found liable, unless a court determines the person is fairly and reasonably entitled to the indemnification.

British Columbia

Under the BCBCA, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation, or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity (an “eligible party”), against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of (an “eligible penalty”) a proceeding in which the eligible party or any of the heirs and personal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer, the corporation or an associated corporation is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding (an “eligible proceeding”).

Under the BCBCA, a corporation must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party has not been reimbursed for those expenses and is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under the BCBCA, a corporation may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding. Notwithstanding the foregoing, a corporation must not make any such payments unless the corporation first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of the expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

A corporation may not indemnify an eligible party or pay the expenses of an eligible party:

●     if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the corporation or the associated corporation, as the case may be;

●     in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the corporation or by or on behalf of an associated corporation, the corporation must not indemnify an eligible party in respect of the proceeding or pay the expenses of the eligible party in respect of the proceeding.

Call and Notice of Shareholder Meetings
Delaware	British Columbia

Under the DGCL, an annual or special stockholder meeting is held on such date, at such time and at such place as may be designated by the board of directors or any other person authorized to call such meeting under the corporation’s certificate of incorporation or bylaws.

If an annual meeting for election of directors is not held on the date designated or an action by written consent to elect directors in lieu of an annual meeting has not been taken within 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after the later of the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

Special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Under the BCBCA, the directors are required to call an annual meeting of shareholders not later than 18 months after the date the corporation was recognized, and subsequently, at least once in each calendar year and not more than 15 months after the last annual reference date.

As permitted by the BCBCA, our Articles stipulate that a meeting of our shareholders may be held in or outside of British Columbia as determined by the board of directors.

The directors may at any time call a special meeting of the shareholders. The holders of not less than five per cent of the issued shares of a corporation that carry the right to vote at a meeting may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition.

Shareholder Action by Written Consent
Delaware	British Columbia
Under the DGCL, a majority of the stockholders of a corporation may act by written consent without a meeting unless such action is prohibited by the corporation’s certificate of incorporation.	Under the BCBCA, shareholders may act by written resolution signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders.

Shareholder Nominations and Proposals
Delaware	British Columbia
Under the DGCL, the bylaws of a corporation may include provisions respecting the nomination of directors or proposals by stockholders, including requirements for advance notice to the corporation.

Subject to the BCBCA, a registered owner or beneficial owner of one or more shares that carry the right to vote at general meetings and who has been a registered owner or beneficial owner of one or more such shares for an uninterrupted period of at least 2 years may submit to the corporation a proposal of a matter that the person wishes to have considered at the next annual general meeting of the corporation. Any such proposal must, among other things, be supported by qualified shareholders who constitute at least 1/100 of the issued common shares of the company that carry the right to vote at general meetings, or have a fair market value in excess of CDN$2,000.

Shareholder Quorum and Vote Requirements
Delaware	British Columbia

Under the DGCL, quorum for a stock corporation is a majority of the shares entitled to vote at the meeting unless the certificate of incorporation or bylaws specify a different quorum, but in no event may a quorum be less than one-third of the shares entitled to vote. Unless the DGCL, certificate of incorporation or bylaws provide for a greater vote, generally the required vote under the DGCL is a majority of the shares present in person or represented by proxy, except for the election of directors which requires a plurality of the votes cast.

Unless the articles otherwise provide, under the BCBCA a quorum of shareholders is present at a meeting of shareholders, irrespective of the number of persons actually present at the meeting, if the holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. Under our articles, the presence at a shareholder meeting, in person or represented by proxy, of any number of shareholders holding, in the aggregate, not less than 33 1/3% of the outstanding voting common shares shall constitute a quorum for the purpose of transacting business at the shareholder meeting.

Unless the BCBCA or articles provide for a greater vote, generally the required vote under the BCBCA is by ordinary resolution, or a resolution passed by a majority of the votes cast by the shareholders who voted in respect of that resolution.

Amendment of Governing Instrument
Delaware	British Columbia

Amendment of Certificate of Incorporation. Generally, under the DGCL, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote is required to approve a proposed amendment to the certificate of incorporation, following the adoption of the amendment by the board of directors of the corporation, provided that the certificate of incorporation may provide for a greater vote. Under the DGCL, holders of outstanding shares of a class or series are entitled to vote separately on an amendment to the certificate of incorporation if the amendment would have certain consequences, including changes that adversely affect the rights and preferences of such class or series.

Amendment to Notice of Articles. Under the BCBCA, an amendment to a corporation’s notice of articles generally requires a special resolution of shareholders. A special resolution is a resolution passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on that resolution.

Amendment of Articles. Unless the articles otherwise provide, the directors may, by resolution, make, amend or repeal any articles that regulate the business or affairs of the corporation.

Amendment of Bylaws. Under the DGCL, after a corporation has received any payment for any of its stock, the power to adopt, amend or repeal bylaws shall be vested in the stockholders entitled to vote; provided, however, that any corporation may, in its certificate of incorporation, provide that bylaws may be adopted, amended or repealed by the board of directors. The fact that such power has been conferred upon the board of directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal the bylaws.

Votes on Mergers, Consolidations and Sales of Assets
Delaware	British Columbia

The DGCL provides that, unless otherwise provided in the certificate of incorporation or bylaws, the adoption of a merger agreement requires the approval of a majority of the outstanding stock of the corporation entitled to vote thereon.

Under the BCBCA, the approval of an amalgamation agreement requires approval by special resolution.

Dissenters’ Rights of Appraisal
Delaware	British Columbia

Under the DGCL, a stockholder of a Delaware corporation generally has the right to dissent from and request payment for the stockholders shares upon a merger or consolidation in which the Delaware corporation is participating, subject to specified procedural requirements, including that such dissenting stockholder does not vote in favor of the merger or consolidation. However, the DGCL does not confer appraisal rights, in certain circumstances, including if the dissenting stockholder owns shares traded on a national securities exchange and will receive publicly traded shares in the merger or consolidation. Under the DGCL, a stockholder asserting appraisal rights does not receive any payment for his or her shares until the court determines the fair value or the parties otherwise agree to a value. The costs of the proceeding may be determined by the court and assessed against the parties as the court deems equitable under the circumstances.

Under the BCBCA, a shareholder may dissent from a transaction when the corporation resolves to: (a) amend its articles to alter a restriction on the powers of the corporation or on the business the corporation is permitted to carry on; (b) adopt an amalgamation agreement; (c) to approve an arrangement, the terms of which arrangement permit dissent; (d) authorize or ratify the sale, lease or other disposition of all or substantially all of the corporation’s undertaking; (e) be continued under the laws of another jurisdiction.

A shareholder asserting dissenters rights is entitled, subject to specified procedural requirements, including objecting to the action giving rise to dissenters rights and making a proper demand for payment, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents. Under the BCBCA, if the shareholder and the corporation do not agree on the fair value for the shareholders shares, the corporation or the dissenting shareholder may apply to a court to fix a fair value for the shares.

Anti-takeover and Ownership Provisions
Delaware	British Columbia

Unless an issuer opts out of the provisions of Section 203 of the DGCL, Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with a holder of 15% or more of the corporation’s voting stock (as defined in Section 203), referred to as an interested stockholder, for a period of three years after the date of the transaction in which the interested stockholder became an interested stockholder, except as otherwise provided in Section 203. For these purposes, the term “business combination” includes mergers, assets sales and other similar transactions with an interested stockholder.

The BCBCA contains no restriction on adoption of a shareholder rights plan. The BCBCA does not restrict related party transactions; however, in Canada, takeovers and other related party transactions are addressed in provincial securities legislation and policies.

CERTAIN UNITED STATES INCOME TAX CONSIDERATIONS

The following discussion is generally limited to certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common shares by U.S. Holders (as defined below). This discussion applies to U.S. Holders that hold our common shares as capital assets. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from and relating to the acquisition, ownership, and disposition of our common shares. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. Although this discussion is generally limited to the U.S. federal income tax considerations to U.S. Holders, the U.S. federal income tax treatment of dividends on and gain on sale or exchange of our common shares by certain “Non-U.S. Holders” (as defined below) is included below at “U.S. Federal Income Taxation of Non-U.S. Holders.”

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (IRS) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions presented in this summary. In addition, because the guidance on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions described in this summary.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (Code), U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, and the income tax treaty between the United States and Canada (Convention), all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This summary is applicable to U.S. Holders who are residents of the United States for purposes of the Convention and who qualify for the full benefits of the Convention. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation. Each prospective investor is responsible for monitoring developments with their own tax advisors, we do not undertake to update any of the information in this summary based on any change in law after the effective date hereof, including any change that may have retroactive effect.

This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as certain financial institutions, insurance companies, broker-dealers and traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, persons who hold common shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons that own (or are deemed to own) 10% or more (by voting power or value) of our common shares, persons that acquire their common shares as part of a compensation arrangement, corporations that accumulate earnings to avoid U.S. federal income tax, partnerships and other pass-through entities, and investors in such pass-through entities). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of common shares that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income tax regardless of its source or (4) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds the common shares, the U.S. federal income tax considerations relating to an investment in the common shares will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners of the purchase, ownership and disposition of the common shares.

Persons holding common shares should consult their own tax advisors as to the particular tax considerations applicable to them relating to the purchase, ownership and disposition of common shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Distributions

Subject to the discussion below under “Passive Foreign Investment Company Considerations,” a U.S. Holder that receives a distribution with respect to the common shares generally will be required to include the gross amount of such distribution (before reduction for any Canadian withholding taxes) in gross income as a dividend when actually or constructively received to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s common shares. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder’s common shares, the remainder will be taxed as capital gain. However, we cannot provide any assurance that we will maintain or provide earnings and profits determinations in accordance with U.S. federal income tax principles. Therefore, U.S. Holders should expect that a distribution will generally be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

The U.S. dollar value of any distribution on the common shares made in Canadian dollars generally should be calculated by reference to the exchange rate between the U.S. dollar and the Canadian dollar in effect on the date of receipt (or deemed receipt) of such distribution by the U.S. Holder regardless of whether the Canadian dollars so received are in fact converted into U.S. dollars at that time. If the Canadian dollars received are converted into U.S. dollars on the date of receipt (or deemed receipt), a U.S. Holder generally should not recognize currency gain or loss on such conversion. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt (or deemed receipt), a U.S. Holder generally will have a basis in such Canadian dollars equal to the U.S. dollar value of such Canadian dollars on the date of receipt (or deemed receipt). Any gain or loss on a subsequent conversion or other disposition of such Canadian dollars by such U.S. Holder generally will be treated as ordinary income or loss and generally will be income or loss from sources within the United States for U.S. foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Distributions on the common shares that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes and generally will constitute “passive category income.” Because we are not a United States corporation, such dividends will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations. Dividends paid by a “qualified foreign corporation” to a U.S. Holder who is an individual, trust or estate will generally be treated as “qualified dividend income” and are eligible for taxation at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that a holding period requirement (more than 60 days of ownership, without protection from the risk of loss, during the 121-day period beginning 60 days before the ex-dividend date) and certain other requirements are met, subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations). However, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion below under “Passive Foreign Investment Company Considerations”), we will not be treated as a qualified foreign corporation, and therefore the reduced capital gains tax rate described above will not apply. Each U.S. Holder is advised to consult its own tax advisors regarding the availability of the reduced tax rate on dividends.

If a U.S. Holder is subject to Canadian withholding tax on dividends paid on the holder’s common shares (see discussion below under “Material Canadian Federal Income Tax Considerations—Dividends”), the U.S. Holder may be eligible, subject to a number of complex limitations, to claim a credit against its U.S. federal income tax for the Canadian withholding tax imposed on the dividends. However, if U.S. persons collectively own, directly or indirectly, 50% or more of the voting power or value of our common shares it is possible that a portion of any dividends we pay will be considered U.S. source income in proportion to our U.S. source earnings and profits, which could limit the ability of a U.S. Holder to claim a foreign tax credit for the Canadian withholding taxes imposed in respect of such a dividend, although certain elections may be available under the Code and the Convention to mitigate these effects. A U.S. Holder may claim a deduction for the Canadian withholding tax in lieu of a credit, but only for a year in which the U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. Each U.S. Holder is advised to consult its tax advisor regarding the availability of the foreign tax credit under its particular circumstances.

Sale, Exchange or Other Disposition of Common Shares

Subject to the discussion below under “Passive Foreign Investment Company Considerations,” a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of common shares. The amount of gain recognized will equal the excess of the amount realized (i.e., the amount of cash plus the fair market value of any property received) over the U.S. Holder’s adjusted tax basis in the common shares sold or exchanged. The amount of loss recognized will equal the excess of the U.S. Holder’s adjusted tax basis in the common shares sold or exchanged over the amount realized. Such capital gain or loss generally will be long-term capital gain or loss if, on the date of sale, exchange or other disposition, the common shares were held by the U.S. Holder for more than one year. Net long-term capital gain derived by a non-corporate U.S. Holder with respect to capital assets is currently subject to tax at reduced rates. The deductibility of a capital loss is subject to significant limitations. Any gain or loss recognized from the sale, exchange or other disposition of common shares will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes, except as otherwise provided in an applicable income tax treaty and if an election is properly made under the Code.

If common shares are sold, exchanged or otherwise disposed of in a taxable transaction for Canadian dollars or other non-U.S. currency, the amount realized generally will be the U.S. dollar value of the Canadian dollars or other non-U.S. currency received based on the spot rate in effect on the date of sale, taxable exchange or other taxable disposition. If a U.S. Holder is a cash method taxpayer and the common shares are traded on an established securities market, Canadian dollars or other non-U.S. currency paid or received by such U.S. Holder will be translated into U.S. dollars at the spot rate on the settlement date of the sale. An accrual method taxpayer may elect the same treatment with respect to the sale of common shares traded on an established securities market, provided that the election is applied consistently from year to year. Such election cannot be changed without the consent of the IRS. Canadian dollars or other non-U.S. currency received on the sale, taxable exchange or other taxable disposition of common shares generally will have a tax basis equal to its U.S. dollar value as determined pursuant to the rules above. Any gain or loss recognized by a U.S. Holder on a sale, taxable exchange or other taxable disposition of the Canadian dollars or other non-U.S. currency will be ordinary income or loss and generally will be U.S.-source gain or loss.

Passive Foreign Investment Company Considerations

General Rule. For any taxable year in which 75% or more of our gross income is passive income, or at least 50% of the value of our assets (where the value of our total assets is determined based upon the market value of our common shares at the end of each quarter or other measuring period) are held for the production of, or produce, passive income, we would be characterized as a passive foreign investment company (PFIC) for U.S. federal income tax purposes. The percentage of a corporation’s assets that produce or are held for the production of passive income generally is determined based upon the average ratio of passive assets to total assets calculated at the end of each measuring period. Calculation of the value of assets at the end of each measuring period is generally made at the end of each of the four quarters that make up the company’s taxable year, unless an election is made to use an alternative measuring period (such as a week or month). The “weighted average” of those periodic values is then used to determine the value of assets for the passive asset test for the taxable year. In proposed regulations section 1.1297-1(d)(2), a limited exception to the passive asset test valuation rules is provided for the treatment of working capital in order to take into account the short-term cash needs of operating companies. This new rule provides that an amount of cash held in a non-interest bearing account that is held for the present needs of an active trade or business and is no greater than the amount reasonably expected to cover 90 days of operating expenses incurred in the ordinary course of the trade or business of the foreign corporation (for example, accounts payable for ordinary operating expenses or employee compensation) is not treated as a passive asset. The Treasury Department and the IRS indicated that they continue to study the appropriate treatment of working capital for purposes of the passive asset test.

PFIC Status Determination. The tests for determining PFIC status for any taxable year are dependent upon a number of factors, some of which are beyond our control, including the value of our assets, the market price of our common shares, and the amount and type of our gross income. Based on these tests (i) we believe that we were a PFIC for the taxable year ended December 31, 2016, (ii) we do not believe that we were a PFIC for any of the taxable years ended December 31, 2017 through December 31, 2021, and (iii) we believe that we were a PFIC for the taxable years ended December 31, 2022 and December 31, 2023. Our status as a PFIC is a fact-intensive determination made for each taxable year, and we cannot provide any assurance regarding our PFIC status for the taxable year ending December 31, 2024 or for future taxable years. U.S. shareholders who own our common shares for any period during which we are a PFIC (which we believe would currently only be those shareholders that held our common shares in the taxable year ended December 31, 2016, December 31, 2022 or December 31, 2023) will be required to file IRS Form 8621 for each tax year during which they hold our common shares, unless, after we are no longer a PFIC, any such shareholder makes the “purging election” discussed below.

PFIC Consequences. If we are a PFIC for any year during a non-corporate U.S. shareholder’s holding period of our common shares, and the U.S. shareholder does not make a Qualified Electing Fund election (QEF Election) or a “mark-to-market” election, both as described below, then such non-corporate U.S. shareholder generally will be required to treat any gain realized upon a disposition of our common shares, or any so-called “excess distribution” received on our common shares, as ordinary income, rather than as capital gain, and the preferential tax rate applicable to dividends received on our common shares would not be available. This income generally would be allocated over a U.S. shareholder’s holding period with respect to our common shares and the amount allocated to prior years will be subject to tax at the highest tax rate in effect for that year and an interest charge would be imposed on the amount of deferred tax on the income allocated to prior taxable years. Pursuant to the specific provisions of the PFIC rules, a taxpayer may realize gain on the disposition of common shares if the securities are disposed of by a holder whose securities are attributed to the U.S. shareholder, if the securities are pledged as security for a loan, transferred by gift or death, or are subject to certain corporate distributions. Additionally, if we are a PFIC, a U.S. shareholder who acquires our common shares from a decedent would be denied normally available step-up in tax basis for our common shares to fair market value at the date of death but instead would have a tax basis equal to the lower of the fair market value of such common shares or the decedent’s tax basis in such common shares. Proposed regulations, that are not yet effective, address domestic partnerships and S corporations that own stock in a PFIC for which a QEF election or “mark-to-market” election could be made. Currently, only the domestic partnership or S corporation (and not the partners or S corporation shareholders) can make these elections. The proposed regulations would reverse the current rule so that only the partners or S corporation shareholders — not the partnership or S corporation — could make the elections. These proposed regulations would only apply to partnership or S corporation shareholders’ tax years beginning on or after the date they are issued in final form.

QEF Election. A U.S. shareholder may avoid the adverse tax consequences described above by making a timely and effective QEF election. A U.S. shareholder who makes a QEF election generally must report, on a current basis, its share of our ordinary earnings and net capital gains, whether or not we distribute any amounts to our shareholders, and would be required to comply with specified information reporting requirements. Any gain subsequently recognized upon the sale by that U.S. shareholder of the common shares generally would be taxed as capital gain and the denial of the basis step-up at death described above would not apply. The QEF election is available only if the company characterized as a PFIC provides a U.S. shareholder with certain information regarding its earnings and capital gains, as required under applicable U.S. Treasury regulations. We intend to provide all information and documentation that a U.S. shareholder making a QEF election is required to obtain for U.S. federal income tax purposes (e.g., the U.S. shareholder’s pro rata share of ordinary income and net capital gain, and a “PFIC Annual Information Statement” as described in applicable U.S. Treasury regulations).

Mark-to-Market Election. As an alternative to a QEF Election, a U.S. shareholder may also mitigate the adverse tax consequences of PFIC status by timely making a “mark-to-market” election. A U.S. shareholder who makes the mark-to-market election generally must include as ordinary income each year the increase in the fair market value of the common shares and deduct from gross income the decrease in the value of such shares during each of its taxable years. Losses would be allowed only to the extent of the net mark-to-market gain accrued under the election. If a mark-to-market election with respect to our common shares is in effect on the date of a U.S. shareholder’s death, the tax basis of the common shares in the hands of a U.S. shareholder who acquired them from a decedent will be the lesser of the decedent’s tax basis or the fair market value of the common shares. A mark-to-market election may be made and maintained only if our common shares are regularly traded on a qualified exchange, including The Nasdaq Capital Market. Whether our common shares are regularly traded on a qualified exchange is an annual determination based on facts that, in part, are beyond our control. Accordingly, a U.S. shareholder might not be eligible to make a mark-to-market election to mitigate the adverse tax consequences if we are characterized as a PFIC.

Election Tax Risks. Certain economic risks are inherent in making either a QEF Election or a mark-to-market election. If a QEF Election is made, it is possible that earned income will be reported to a U.S. shareholder as taxable income and income taxes will be due and payable on such an amount. A U.S. shareholder of our common shares may pay tax on such “phantom” income, i.e., where income is reported to it pursuant to the QEF Election, but no cash is distributed with respect to such income. There is no assurance that any distribution or profitable sale will ever be made regarding our common shares, so the tax liability may result in a net economic loss. A mark-to-market election may result in significant share price gains in one year causing a significant income tax liability. This gain may be offset in another year by significant losses. If a mark-to-market election is made, this highly variable tax gain or loss may result in substantial and unpredictable changes in taxable income. The amount included in income under a mark-to-market election may be substantially greater than the amount included under a QEF election. Both the QEF and mark-to-market elections are binding on the U.S. shareholder for all subsequent years that the U.S. shareholder owns our shares unless permission to revoke the election is granted by the IRS.

Purging Election. Although we generally will continue to be treated as a PFIC as to any U.S. shareholder if we are a PFIC for any year during a U.S. shareholder’s holding period, if we cease to satisfy the requirements for PFIC classification, the U.S. shareholder may avoid PFIC classification for subsequent years if the U.S. shareholder elects to make a so-called “purging election,” by recognizing income based on the unrealized appreciation in the common shares through the close of the tax year in which we cease to be a PFIC. When a foreign corporation no longer qualifies as a PFIC (due to a change in facts or law), the foreign corporation nonetheless retains its PFIC status with respect to a shareholder unless and until the shareholder makes an election under Code section 1298(b)(1) and regulations section 1.1298–3 (purging election) on IRS Form 8621 attached to the shareholder’s tax return (including an amended return), or requests the consent of the IRS Commissioner to make a late election under Code section 1298(b)(1) and regulations section 1.1298–3(e) (late purging election) on Form 8621-A.

The U.S. federal income tax rules relating to PFICs are very complex. U.S. Holders are urged to consult their own tax advisors with respect to the purchase, ownership and disposition of common shares, the consequences to them of an investment in a PFIC, any elections available with respect to the common shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of common shares in the event we are considered a PFIC.

Additional Tax on Passive Income

Certain U.S. Holders that are individuals, estates or trusts (other than trusts that are exempt from tax) with adjusted income exceeding certain thresholds, will be subject to a 3.8% tax on all or a portion of their “net investment income,” which includes dividends on the common shares, and net gains from the disposition of the common shares. Further, excess distributions treated as dividends, gains treated as excess distributions, and mark-to-market inclusions and deductions are all included in the calculation of net investment income.

Treasury regulations provide, subject to the election described in the following paragraph, that solely for purposes of this additional tax, that distributions of previously taxed income will be treated as dividends and included in net investment income subject to the additional 3.8% tax. Additionally, to determine the amount of any capital gain from the sale or other taxable disposition of common shares that will be subject to the additional tax on net investment income, a U.S. Holder who has made a QEF election will be required to recalculate its basis in the common shares excluding any QEF election basis adjustments.

Alternatively, a U.S. Holder may make an election which will be effective with respect to all interests in controlled foreign corporations and PFICs that are subject to a QEF election and that are held in that year or acquired in future years. Under this election, a U.S. Holder pays the additional 3.8% tax on QEF election income inclusions and on gains calculated after giving effect to related tax basis adjustments. U.S. Holders that are individuals, estates or trusts should consult their own tax advisors regarding the applicability of this tax to any of their income or gains in respect of the common shares.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common shares, other than a partnership or entity treated as a partnership for U.S. Federal income tax purposes, that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder”. Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends received from us with respect to our common shares, unless that income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. In general, if the Non-U.S. Holder is entitled to the benefits of certain U.S. income tax treaties with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common shares, unless:

●

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. In general, if the Non-U.S. Holder is entitled to the benefits of certain income tax treaties with respect to that gain, that gain is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

●	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, the income from the common shares, including dividends and the gain from the sale, exchange or other disposition of the stock, that is effectively connected with the conduct of that trade or business will generally be subject to regular U.S. federal income tax in the same manner as discussed above relating to the general taxation of U.S. Holders. In addition, if you are a corporate Non-U.S. Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable U.S. income tax treaty.

Information Reporting with Respect to Foreign Financial Assets

U.S. individuals that own “specified foreign financial assets” (as defined in Section 6038D of the Code) with an aggregate fair market value in excess of $50,000 are generally required to file an information report on IRS Form 8938 with respect to such assets with their tax returns. Such U.S. Holders are required to attach a complete IRS Form 8938 to their tax return for each year in which they hold such assets. Significant penalties may apply to persons who fail to comply with these rules. Specified foreign financial assets include not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by certain financial institutions, any stock or security issued by a non-U.S. person, such as our common shares. Upon the issuance of future U.S. Treasury regulations, these information reporting requirements may apply to certain U.S. entities that own specified foreign financial assets. The failure to report information required under the current regulations could result in substantial penalties and in the extension of the statute of limitations with respect to federal income tax returns filed by a U.S. Holder. U.S. Holders should consult their own tax advisors regarding the possible implications of these U.S. Treasury regulations for an investment in our common shares.

Special Reporting Requirements for Transfers to Foreign Corporations

A U.S. Holder that acquires common shares generally will be required to file IRS Form 926 with the IRS if (1) immediately after the acquisition such U.S. Holder, directly or indirectly, owns at least 10% of our common shares, or (2) the amount of cash transferred in exchange for common shares during the 12-month period ending on the date of the acquisition exceeds $100,000. Significant penalties may apply for failing to satisfy these filing requirements. U.S. Holders are urged to contact their tax advisors regarding these filing requirements.

Information Reporting and Backup Withholding

For U.S. Holders, dividends on and proceeds from the sale or other disposition of common shares may be reported to the IRS unless the U.S. Holder establishes a basis for exemption. Backup withholding may apply to amounts subject to reporting if (1) the U.S. Holder fails to provide an accurate taxpayer identification number or otherwise establish a basis for exemption, (2) the U.S. Holder is notified by the IRS that backup withholding applies, or (3) the payment is described in certain other categories of persons. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.

For Non-U.S. Holders, information returns may be filed with the IRS in connection with, and Non-U.S. Holders may be subject to U.S. tax withholding on amounts received in respect of, a Non-U.S. Holder’s common shares, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Distributions paid with respect to common shares and proceeds from the sale of or other disposition of common shares received in the United States by a Non- U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and U.S. tax withholding unless such Non-U.S. Holder provides proof of an applicable exemption or complies with certain certification procedures described above. If you sell your common shares through a U.S. office of a broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you sell your common shares through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, U.S. information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your common shares through a non-U.S. office of a broker that is a U.S. person or has certain other contacts with the United States, unless you certify that you are a non-U.S. person, under penalty of perjury, or you otherwise establish an exemption.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder or Non-U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax and, under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. U.S. Holders and Non-U.S. Holders should consult with their own tax advisors regarding their reporting obligations, if any, as a result of their acquisition, ownership, or disposition of our common shares.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A U.S. HOLDER OR NON-U.S. HOLDER. EACH U.S. HOLDER AND NON-U.S. HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN COMMON SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is, as of July 8, 2024, a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (Tax Act) generally applicable to a holder of our common shares who, for purposes of the Tax Act and at all relevant times, is neither resident in Canada nor deemed to be resident in Canada for purposes of the Tax Act and any applicable income tax treaty or convention, and who does not use or hold (and is not deemed to use or hold) common shares in the course of carrying on a business in Canada, deals at arm’s length with and is not affiliated with us and holds our common shares as capital property (Holder). Generally, common shares will be considered to be capital property to a Holder thereof provided that the Holder does not hold common shares in the course of carrying on a business and such Holder has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary does not apply to a Holder, (i) that is a “financial institution” for purposes of the mark-to-market rules contained in the Tax Act; (ii) that is a “specified financial institution” as defined in the Tax Act; (iii) that holds an interest which is a “tax shelter investment” as defined in the Tax Act; or (iv) that has elected to report its tax results in a functional currency other than Canadian currency. Special rules, which are not discussed in this summary, may apply to a Holder that is an “authorized foreign bank” within the meaning of the Tax Act, a partnership or an insurer carrying on business in Canada and elsewhere. Such Holders should consult their own tax advisors.

This summary is based upon the provisions of the Tax Act (including the regulations (Regulations) thereunder) in force as of July 8, 2024, and our understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (CRA) published in writing by the CRA prior to July 8, 2024. This summary takes into account all specific proposals to amend the Tax Act (and the Regulations) publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (Tax Proposals) and assumes that the Tax Proposals will be enacted in the form proposed, although no assurance can be given that the Tax Proposals will be enacted in their current form or at all. This summary does not otherwise take into account any changes in law or in the administrative policies or assessing practices of the CRA, whether by legislative, governmental or judicial decision or action. This summary is not exhaustive of all possible Canadian federal income tax considerations and does not take into account other federal or any provincial, territorial or foreign income tax legislation or considerations, which may differ materially from those described in this summary.

This summary is of a general nature only and is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Holder, and no representations concerning the tax consequences to any particular Holder are made. Holders should consult their own tax advisors regarding the income tax considerations applicable to them having regard to their particular circumstances.

Dividends

Dividends paid or credited (or deemed to be paid or credited) to a Holder by us are subject to Canadian withholding tax at the rate of 25% unless reduced by the terms of an applicable tax treaty or convention. For example, under the US Treaty, as amended, the dividend withholding tax rate is generally reduced to 15% in respect of a dividend paid or credited to a Holder beneficially entitled to the dividend who is resident in the United States for purposes of the US Treaty and whose entitlement to the benefits of the US Treaty is not limited by the limitation of benefits provisions of the US Treaty. Holders are urged to consult their own tax advisors to determine their entitlement to relief under the US Treaty or any other applicable tax treaty as well as their ability to claim foreign tax credits with respect to any Canadian withholding tax, based on their particular circumstances.

Disposition of Common Shares

A Holder generally will not be subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of a common share, unless the common share constitutes or is deemed to constitute “taxable Canadian property” to the Holder thereof for purposes of the Tax Act, and the gain is not exempt from tax pursuant to the terms of an applicable tax treaty or convention.

In general, provided the common shares are listed on a “designated stock exchange” (which currently includes The Nasdaq Capital Market) at the date of the disposition, the common shares will only constitute “taxable Canadian property” of a Holder if, at any time within the 60-month period preceding the disposition: (i) such Holder, persons with whom the Holder did not deal at arm’s length, partnerships in which the Holder or a person with whom the Holder did not deal at arm’s length holds a membership interest directly or indirectly through one or more partnerships, or any combination thereof, owned 25% or more of the issued shares of any class or series of the Company’s share capital; and (ii) more than 50% of the fair market value of the common shares was derived directly or indirectly from one or any combination of (A) real or immovable property situated in Canada, (B) Canadian resource properties, (C) timber resource properties, and (D) options in respect of, or interests in, or for civil law rights in, property described in any of subparagraphs (ii)(A) to (C), whether or not the property exists. However, and despite the foregoing, in certain circumstances the common shares may be deemed to be “taxable Canadian property” under the Tax Act.

Holders whose common shares may be “taxable Canadian property” should consult their own tax advisers.

SELLING SHAREHOLDERS

We have prepared this prospectus to allow the selling shareholders to sell or otherwise dispose of, from time to time, up to 4,720,000 common shares.

On June 25, 2024, we entered into Securities Purchase Agreements with the selling shareholders, pursuant to which we issued and sold to the selling shareholders an aggregate of 4,720,000 newly issued common shares, for aggregate gross proceeds of $11.8 million. We issued the shares to the selling shareholders in reliance on an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder. In connection with certain registration rights we granted to the selling shareholders in the Securities Purchase Agreements, we filed with the SEC a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale or other disposition of the common shares offered from time to time by the selling shareholders under this prospectus.

The common shares offered under this prospectus may be offered from time to time by the selling shareholders named below or by any of their respective pledgees, donees, transferees or other successors-in-interest. As used in this prospectus, the term “selling shareholders” includes the selling shareholders identified below and any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge or other non-sale related transfer. The selling shareholders named below acquired the common shares being offered under this prospectus directly from us.

The following table sets forth as of July 8, 2024: (1) the name of each selling shareholder for whom we are registering common shares under the registration statement of which this prospectus is a part, (2) the number of common shares beneficially owned by each of the selling shareholders prior to the offering, determined in accordance with Rule 13d-3 under the Exchange Act, (3) the number of common shares that may be offered by each selling shareholder under this prospectus and (4) the number of common shares to be owned by each selling shareholder after completion of this offering. We will not receive any of the proceeds from the sale of the common shares offered under this prospectus. The amounts and information set forth below are based upon information provided to us by the selling shareholders or their representatives, or on our records, as of July 8, 2024. The percentage of beneficial ownership for the following table is based on 42,742,332 common shares outstanding as of July 8, 2024.

To our knowledge, except as indicated in the footnotes to this table, each shareholder named in the table has sole voting and investment power with respect to all common shares shown in the table to be beneficially owned by such shareholder. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the person named below.

Except as described below, none of the selling shareholders has had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years. In addition, based on information provided to us, none of the selling shareholders that are affiliates of broker-dealers, if any, purchased the common shares outside the ordinary course of business or, at the time of their acquisition of such shares, had any agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the shares.

The selling shareholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their common shares since the date on which the information in the table below is presented. Information about the selling shareholders may change over time and any changed information will be set forth in supplements to this prospectus to the extent required.

	Shares Beneficially Owned Prior to the Offering		Number of Shares Being	Shares Beneficially Owned After Completion of the Offering
Name of Selling Shareholder	Number	Percentage	Offered	Number	Percentage
TomEnterprise Private AB(1)	5,526,435	12.9%	1,200,000	4,326,435	10.1%
Trill AB(2)	5,221,608	12.2%	1,200,000	4,021,608	9.4%
Dialectic Life Sciences SPV LLC(3)	2,173,529	5.1%	1,100,000	1,073,529	2.5%
Lytton-Kambara Foundation(4)	669,797	1.6%	160,000	509,797	1.2%
Drake Private Investments, LLC(5)	611,765	1.4%	200,000	411,765	1.0%
The Leon and Toby Cooperman Family Foundation(6)	500,000	1.2%	500,000	—	—

	Shares Beneficially Owned Prior to the Offering		Number of Shares Being	Shares Beneficially Owned After Completion of the Offering
Name of Selling Shareholder	Number	Percentage	Offered	Number	Percentage
21 April Fund, Ltd.(7)	265,429	*	109,400	156,029	*
Hardy Capital Ltd.(8)	225,800	*	100,000	125,800	*
Alejandro Moreno	135,000	*	100,000	35,000	*
21 April Fund, L.P.(9)	116,888	*	50,600	66,288	*
Total	15,446,251		4,720,000

*	Less than 1.0%

(1)

Based in part on information contained in a Schedule 13G/A of TomEnterprise AB filed with the SEC on June 27, 2023, reflecting beneficial ownership as of June 23, 2023. Thomas von Koch is the board member and beneficial owner of TomEnterprise Private AB and has sole voting and investment control over the common shares held by TomEnterprise Private AB.

(2)

Based in part on information contained in a Schedule 13G of Trill AB filed with the SEC on June 27, 2023, reflecting beneficial ownership as of June 23, 2023. Jan Ståhlberg is the board member and beneficial owner of TrillAB and has sole voting and investment control over the common shares held by TrillAB.

(3)

Based in part on information contained in a Schedule 13G of Dialectic Life Sciences SPV LLC filed with the SEC on July 8, 2024, reflecting beneficial ownership as of June 28, 2024. John Fichthorn is the manager of Dialectic LS Manager LLC, the controlling entity of the common shares held by Dialectic Life Sciences SPV LLC.

(4)	Laurence Lytton has voting and investment control over the common shares held by the Lytton-Kambara Foundation.
(5)	Anthony Faillace is the managing member of Drake Private Investments, LLC.
(6)	Leon Cooperman has voting and investment control over the common shares held by The Leon and Toby Cooperman Family Foundation.
(7)	Michael Kellen and Andrew Gundlach have voting and investment control over the common shares held by 21 April Fund, Ltd.
(8)	Reginald Hardy has voting and investment control over the common shares held by Hardy Capital Ltd.
(9)	Michael Kellen and Andrew Gundlach have voting and investment control over the common shares held by 21 April Fund, L.P.

Material Relationships Between Selling Shareholders and DiaMedica

2024 Private Placement

On June 25, 2024, we entered into Securities Purchase Agreements with the selling shareholders pursuant to which we issued and sold to the selling shareholders an aggregate of 4,720,000 newly issued common shares, for aggregate gross proceeds of $11.8 million. The Private Placement closed on June 28, 2024, at which time we entered into a Registration Rights Agreements with the selling shareholders.

Pursuant to the terms of the Securities Purchase Agreements and the Registration Rights Agreement, we agreed to prepare and file with the SEC within 10 business days of the closing date a registration statement covering the resale of the common shares sold to the selling shareholders, and to use commercially reasonable best efforts to cause the registration statement to become effective within 30 days of the closing date in the event of no review by the SEC, or 75 days in the event of a review by the SEC. We agreed to use commercially reasonable best efforts to keep the registration statement effective until the date on which all of the common shares sold in the Private Placement are sold by the selling shareholders or are otherwise no longer “registrable securities” as defined in the registration rights agreement. We are registering the common shares to be sold by the selling shareholders under the registration statement of which this prospectus is a part to satisfy our obligation under the Securities Purchase Agreements. If we fail to meet the specified filing deadlines or keep the registration statement of which this prospectus is a part effective, subject to certain permitted exceptions, we will be required to pay liquidated damages to the selling shareholders. We also agreed, among other things, to indemnify the selling shareholders from certain liabilities and to pay all fees and expenses incident to our performance of or compliance with the Registration Rights Agreement.

2023 Private Placement

On June 21, 2023, we entered into the Securities Purchase Agreement, pursuant to which we issued and sold an aggregate of 11,011,406 newly issued common shares, for aggregate gross proceeds of $37.5 million. The 2023 private placement closed on June 23, 2023, at which time we entered into a Registration Rights Agreements with the investors. TomEnterprise Private AB (formerly TomEqt Private AB), Trill AB, the Lytton-Kambara Foundation, Dialectic Life Sciences SPV LLC, Leon Cooperman, who has voting and investment control over the common shares held by The Leon and Toby Cooperman Family Foundation, Reginald Hardy, who has voting and investment control over the common shares held by Hardy Capital Ltd., 21 April Fund, Ltd. and 21 April Fund, L.P. participated in the 2023 private placement.

2021 Private Placement

On September 26, 2021, we entered into the Securities Purchase Agreement, pursuant to which we issued and sold an aggregate of 7,653,060 newly issued common shares, for aggregate gross proceeds of $30 million. The 2021 private placement closed on September 28, 2021, at which time we entered into a Registration Rights Agreements with the investors. TomEnterprise AB, Trill AB, Laurence Lytton, who has voting and investment control over the common shares held by the Lytton-Kambara Foundation, the Lytton-Kambara Foundation and The Leon and Toby Cooperman Family Foundation participated in the 2021 private placement.

PLAN OF DISTRIBUTION

We are registering the common shares issued to the selling shareholders to permit the resale of these common shares by the holders of the common shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the common shares. We will bear all fees and expenses incident to our obligation to register the common shares.

The selling shareholders may sell all or a portion of the common shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The common shares may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling shareholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
●	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
●	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect such transactions by selling common shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the common shares for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with sales of the common shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging in positions they assume. The selling shareholders may also sell common shares and if such short sale shall take place after the date that this Registration Statement is declared effective by the SEC, the selling shareholders may deliver common shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge common shares to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common shares made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the common shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer or agents participating in the distribution of the common shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

LEGAL MATTERS

The validity of the common shares being offered by this prospectus has been passed upon for us by Pushor Mitchell LLP, Kelowna, British Columbia, Canada.

EXPERTS

The consolidated financial statements incorporated into this prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, have been audited by Baker Tilly US, LLP, an independent registered public accounting firm. Their report, which is incorporated herein by reference, expresses an unqualified opinion on the consolidated financial statements. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC’s website at www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities and their copy charges.

We also file annual audited and interim unaudited financial statements, proxy statements and other information with the Ontario, Manitoba, Québec, Alberta and British Columbia Securities Commissions. Copies of these documents that are filed through the System for Electronic Document Analysis and Retrieval (SEDAR+) of the Canadian Securities Administrators are available at its website www.sedarplus.ca.

In addition, we maintain a website that contains information regarding our company, including copies of reports, proxy statements and other information we file with the SEC. The address of our website is www.diamedica.com. Except for the documents specifically incorporated by reference into this prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. When used in this prospectus, the term “registration statement” includes amendments to the registration statement as well as the exhibits, schedules, financial statements and notes filed as part of the registration statement. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement. This prospectus omits information contained in the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and the common shares and other securities that may be offered by this prospectus, reference is made to the registration statement. Statements herein concerning the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed with the SEC as an exhibit to the registration statement, each such statement being qualified by and subject to such reference in all respects.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This allows us to disclose important information to you by referencing those filed documents. We have previously filed the documents set forth below with the SEC and are incorporating them by reference into this prospectus. Our SEC file no. is 001‑36291.

●	Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 19, 2024;
●	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024 filed with the SEC on May 8, 2024;
●	Current Reports on Form 8-K (only to the extent information is “filed” and not “furnished”) filed with the SEC on April 10, 2024, May 23, 2024, June 26, 2024, and June 26, 2024; and
●

the description of our common shares contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2023, and any amendment or report filed for the purpose of updating this description.

We also are incorporating by reference any future information filed (rather than furnished) by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and before the effective date of the registration statement and after the date of this prospectus until the termination of the offering. The most recent information that we file with the SEC automatically updates and supersedes more dated information.

You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statement, and amendments, if any, to those documents filed or furnished pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act with the SEC free of charge at the SEC’s website at www.sec.gov or our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Except for the documents specifically incorporated by reference into this prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

You can obtain a copy of any documents which are incorporated by reference in this prospectus, except for exhibits which are not specifically incorporated by reference into those documents, at no cost, by writing or telephoning us at:

DiaMedica Therapeutics Inc.

301 Carlson Parkway, Suite 210

Minneapolis, Minnesota 55305

Attention: Secretary

(763) 496-5454

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

4,720,000 Common Shares

, 2024

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth all expenses payable by the registrant in connection with the sale of our common shares being registered. All the amounts shown are estimates except the SEC registration fee.

Amount to be paid
SEC registration fee	$2,010
Accounting fees and expenses	10,000
Legal fees and expenses	15,000
Miscellaneous	4,000
Total	$31,010

Item 15. Indemnification of Directors and Officers

British Columbia Law

Under Section 160 of British Columbia’s Business Corporations Act (BCBCA), we may indemnify an eligible party including, but not limited to, a current or former director or officer of ours; a current or former director or officer of another corporation: (i) at a time when the corporation is or was an affiliate of ours, or (ii) at our request; or, an individual who, at our request, is or was, or holds or held, a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of such party having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation, to which such party is or may be liable. Indemnification will be prohibited if (i) giving indemnity or paying expenses is or was prohibited by our Articles, (ii) if in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Company or the associated corporation, as the case may be, or (iii) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful. The BCBCA also provides, under Section 162, that we may also advance moneys to an eligible party for expenses actually and reasonably incurred in connection with such a proceeding; however, prior to making any such advance, the Company must receive from the eligible party a written undertaking that if it is ultimately determined that the payment of expenses is prohibited by either conditions (i), (ii) or (iii) above, the eligible party will repay the amounts advanced.

DiaMedica’s Notice of Articles and Articles

Our Amended and Restated Articles (Articles) provide that we shall indemnify, and pay expenses either as they are incurred in advance of the final disposition of an eligible proceeding or after the final disposition of an eligible proceeding of, a current or former director, and his or her heirs and legal personal representatives, or any person designated by the company, in accordance with, and to the fullest extent and in all circumstances permitted by, the BCBCA.

The foregoing description of our Articles is only a summary and is qualified in its entirety by the full text of the foregoing.

Indemnification Agreements

We entered into and, in the future, will enter into indemnification agreements with our officers and directors in respect of any legal claims or actions initiated against them in their capacity as officers and directors of us or our subsidiaries in accordance with applicable law. These agreements include bearing the reasonable cost of legal representation in any legal or regulatory action in which they may become involved in their capacity as our officers and directors. Pursuant to such indemnities, we bear the cost of the representation of certain officers and directors.

Insurance Policies

We maintain insurance for certain liabilities incurred by our directors and officers in their capacity with us or our subsidiaries.

SEC’s Position on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 16. Exhibits

Exhibit No.	Exhibit
3.1

Notice of Articles of DiaMedica Therapeutics Inc. dated May 31, 2019 (incorporated by reference to Exhibit 3.1 to DiaMedica’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on June 4, 2019 (File No. 001-36291))

3.2

Amended and Restated Articles of DiaMedica Therapeutics Inc. dated May 17, 2023 (incorporated by reference to Exhibit 3.1 to DiaMedica’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on May 18, 2023 (File No. 001-36291))

4.1

Specimen Certificate representing Voting Common Shares of DiaMedica Therapeutics Inc. (incorporated by reference to Exhibit 4.2 to DiaMedica’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on June 4, 2019 (File No. 001-36291))

4.2

Registration Rights Agreement dated as of September 28, 2021 among DiaMedica Therapeutics Inc. and the Purchasers Party Thereto (incorporated by reference to Exhibit 4.5 to DiaMedica’s Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on October 5, 2021 (File No. 333-260066))

4.3

Registration Rights Agreement dated as of June 23, 2023 among DiaMedica Therapeutics Inc. and the Purchasers Party Thereto (incorporated by reference to Exhibit 4.6 to DiaMedica’s Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on June 30, 2023 (File No. 333-273068))

4.4	Registration Rights Agreement dated as of June 28, 2024 among DiaMedica Therapeutics Inc. and the Purchasers Party Thereto (filed herewith)
5.1	Opinion of Pushor Mitchell LLP (filed herewith)
10.1

Form of Securities Purchase Agreement dated as of June 25, 2024 by and among DiaMedica Therapeutics Inc. and the Purchasers Party Thereto (incorporated by reference to Exhibit 10.1 to DiaMedica’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 25, 2024 (File No. 001-36291))

23.1	Consent of Baker Tilly US, LLP (filed herewith)
23.2	Consent of Pushor Mitchell LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page to the Registration Statement)
107	Filing Fee Table (filed herewith)

Item 17. Undertakings

(a)         The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota on July 10, 2024.

DIAMEDICA THERAPEUTICS INC.

By	/s/ Rick Pauls
Rick Pauls
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of DiaMedica Therapeutics Inc., hereby severally constitute and appoint Rick Pauls and Scott Kellen, and each of them, our true and lawful attorneys-in-fact and agents, each acting alone, with the powers of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments or any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933) to this Registration Statement on Form S-3, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated:

Name and Signature	Title	Date
/s/ Rick Pauls	President, Chief Executive Officer and Director (principal executive officer)	July 10, 2024
Rick Pauls

/s/ Scott Kellen	Chief Financial Officer and Secretary (principal financial and accounting officer)	July 10, 2024
Scott Kellen

/s/ Richard Pilnik	Chairman of the Board	July 10, 2024
Richard Pilnik

/s/ Michael Giuffre, M.D.	Director	July 10, 2024
Michael Giuffre, M.D.

/s/ Richard Kuntz, M.D.	Director	July 10, 2024
Richard Kuntz, M.D.

/s/ Tanya Lewis	Director	July 10, 2024
Tanya Lewis

/s/ James Parsons	Director	July 10, 2024
James Parsons

/s/ Charles Semba, M.D.	Director	July 10, 2024
Charles Semba, M.D.

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